Exhibit 18.1
February 27, 2008
VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
Ladies and Gentlemen:
We have audited the consolidated balance sheets of VCA Antech, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and have reported thereon under date of February 27, 2008. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.
As stated in note 2(h) to those financial statements, the Company changed its method of applying Statement of Financial Accounting Standards (SFAS) No. 142 such that the annual impairment testing date relating to goodwill was changed from December 31st to October 31st and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities Exchange Commission in accordance with its accelerated filing requirements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP

Los Angeles, California